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EXHIBIT 99.B10

LEGAL OPINION


                                                 April 10, 1997



American National Growth Fund, Inc.
One Moody Plaza
Galveston, Texas 77550

          RE: American National Growth Fund, Inc. (the "Company") Post-Effective Amendment No. 92 under the Securities Act of 1933 (the "33 Act") and Post-Effective Amendment No. 24 to the Investment Company Act of 1940 (the "40 Act")

Gentlemen:

     We have assisted you in preparing the above referenced post-effective amendments to your '33 Act and '40 Act Registration Statements referenced
above.   In connection therewith, and in connection with our opinion furnished in connection with your Rule 24f-2 Notice for your immediately preceding fiscal year, we have examined the Company's Articles of Incorporation and such other corporate records, prospectuses and other material we deemed appropriate. On the basis of such examination, we are of the opinion that the Company's shares, when sold, will be legally issued, fully paid and non-assessable. We, of course, assume that the Company will not sell more than the 100,000,000 shares authorized by its Articles of Incorporation, and that all sales will be for full value received at the time of sale.

     We consent to the attachment of this opinion to and its use in connection with the above referenced post-effective amendments.

                                       Yours very truly,



                                       /s/ JERRY L. ADAMS
                                       ---------------------------------------
                                           Jerry L. Adams